Exhibit C

Mysk Orlando Growth Fund LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is entered into and effective on March 1, 2024 by and among Mysk Orlando Growth Fund LLC, a Delaware limited liability company (the “Company”), Mysk Orlando Growth Fund Manager LLC, a Delaware limited liability company (“MGM”), and the persons who purchase Class A Shares following the date of this Agreement (the “Class A Members”), which may include MGM and its affiliates. The Class A Members and MGM are sometimes referred to as “Members” in this Agreement.

Background

The Members own all the limited liability company interests of the Company and wish to set forth their understandings concerning the ownership and operation of the Company in this Agreement, which they intend to be the “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

1. ARTICLE ONE: CONTINUATION OF LIMITED LIABILITY COMPANY

1.1. Continuation of Limited Liability Company. The Company has been formed in accordance with and pursuant to the Delaware Limited Liability Company Act (the “Act”) for the purpose set forth below. The rights and obligations of the Members to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. 18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

1.2. Name. The name of the Company shall be “Mysk Orlando Growth Fund LLC” and all its business shall be conducted under that name or such other name(s) as may be designated by the Manager.

1.3. Purpose. The purpose of the Company shall be to acquire condominiums units in the building known as Mysk Condominiums located in Orlando, Florida from EP Orlando Condo Development II, LP (the “Units”), lease the Units to renters, and ultimately sell the Units, as described more fully in the Company’s Form C on www.caravanfunds.com (the “Disclosure Document”). In carrying on its business, the Company may enter contracts, incur indebtedness, sell, lease, or encumber any or all of its property, engage the services of others, enter into joint ventures, and take any other actions the Manager deems advisable.

1.4. Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year, or such other period as the Manager determines.

2. ARTICLE TWO: CONTRIBUTIONS AND LOANS

2.1. Contributions of Members. Only Class A Members shall be required to contribute capital to the Company. MGM shall not be required to contribute to the Company unless, and to the extent that, it chooses to become a Class A Member and make contributions as such. The capital contributions of Members are referred to in this Agreement as “Capital Contributions.”

2.2. Other Required Contributions. Except as provided in section 2.1, no Member shall be obligated to contribute any capital to the Company. Without limitation, no such Member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such Member’s capital account.

2.3. Loans.

2.3.1. In General. MGM or its affiliates may, but shall not be required to, lend money to the Company in the Manager’s sole discretion. No other Member may lend money to the Company without the prior written consent of the Manager. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any Member to the Company (“Member Loans”) shall bear interest at the higher of (i) the prime rate of interest designated in the Wall Street Journal on any date within ten (10) days of the date of the loan, plus four (4) percentage points; or (ii) the minimum rate necessary to avoid “imputed interest” under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such loans shall be payable on demand and shall be evidenced by one or more promissory notes.

2.3.2. Repayment of Loans. After payment of (i) current and past-due debt service on liabilities of the Company other than Member Loans, and (ii) all operating expenses of the Company, the Company shall pay the current and past-due debt service on any outstanding Member Loans before distributing any amount to any Member pursuant to Article Four. Such loans shall be repaid pro rata, paying all past-due interest first, then all past-due principal, then all current interest, and then all current principal.

2.4. Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:

2.4.1. No Member shall be required to contribute any additional capital to the Company;

2.4.2. No Member may withdraw any part of his, her, or its capital from the Company;

2.4.3. No Member shall be required to make any loans to the Company;

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2.4.4. Loans by a Member to the Company shall not be considered a contribution of capital, shall not increase the capital account of the lending Member, and shall not result in the adjustment of the number of Shares owned by a Member, and the repayment of such loans by the Company shall not decrease the capital accounts of the Members making the loans;

2.4.5. No interest shall be paid on any initial or additional capital contributed to the Company by any Member;

2.4.6. Under any circumstance requiring a return of all or any portion of a capital contribution, no Member shall have the right to receive property other than cash; and

2.4.7. No Member shall be liable to any other Member for the return of his, her, or its capital.

2.5. No Third-Party Beneficiaries. Any obligation or right of the Members to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.

3. ARTICLE THREE: SHARES AND CAPITAL ACCOUNTS

3.1. Shares. As of the date of this Agreement, the limited liability company interests of the Company shall be denominated by One Million Ten Thousand (1,010,000) “Shares,” of which One Million (1,000,000) shall be denominated as “Class A Shares” and Ten Thousand (10,000) as “Class B Shares.” All of the Class A Shares shall be owned by the Class A Members and all of the Class B Shares shall be, and are, owned by MGM. The Manager may create additional classes of limited liability company interests in the future, with such rights and preferences as the Manager may determine in its sole discretion (“New Shares”).

3.2. Preemptive Rights.

3.2.1. In General. Before issuing New Shares, the Manager shall notify each Class A Member, including in such notice the rights and preferences of the New Shares, the price of each New Share, the aggregate number of New Shares the Manager is seeking to sell, each Class A Member’s pro rata number of New Shares (based on the respective Capital Contributions of the Class A Members), how the proceeds from the sale of New Shares will be used. Each Class A Member shall, within fifteen (15) business days of such notice, notify the Manager of the aggregate number of New Shares such Class A Member wishes to purchase, if any. If a Class A Member fails to respond to the Manager’s notice by the close of business on the fifteenth (15th) business day following the date of the Manager’s notice, such Class A Member shall be deemed to have declined to purchase any New Shares.

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3.2.2. Allotment. If Class A Members wish to purchase fewer than all of the New Shares the Manager is seeking to sell, then each Class A Member shall purchase the number of New Shares such Class A Member specified in his, her, or its response, and the remaining New Shares may be sold to third parties. If Class A Members wish to purchase more than all of the New Shares the Manager is seeking to sell, then (i) each Class A Member shall be entitled to purchase that number of New Shares equal to the lower of (A) his, her or its pro rata number of New Shares, or (B) the number of New Shares such Class A Member specified in his, her, or its response; and (ii) if there are any New Shares remaining after applying the foregoing clause, then each Class A Member who chose to purchase a number of New Shares in excess of his, her, or its pro rata number shall purchase that portion of the remaining New Shares equal to a fraction, the numerator of which is the total number of New Shares such Class A Member specified in his, her, or its response and the denominator of which is the total number of New Shares specified in the responses of all such Class A Members.

3.2.3. Restrictions Based on Offering Requirements. The Manager may limit the rights described in in this section 3.2 to Class A Members who satisfy the requirements of an exemption used to offer and sell the New Shares without registration under section 5 of the Securities Act of 1933. For example, if the New Shares are being offered under 17 CFR §230.506(c), the Manager may limit the rights described in this section 3.2 to Class A Members who are then "accredited investors" under 17 CFR §230.501(a).

3.2.4. Purchase of New Shares by Manager and Affiliates. Neither the Manager nor its affiliates may purchase New Shares before using good faith efforts to sell such New Shares to unrelated third parties.

3.3. Certificates. The Shares of the Company shall not be evidenced by written certificates unless the Manager determines otherwise. If the Manager determines to issue certificates representing Interests, the certificates shall be subject to such rules and restrictions as the Manager may determine.

3.4. Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Members of the Company. The Company may, but shall not be required to, appoint a transfer agent registered with the Securities and Exchange Commission as such.

3.5. Capital Accounts. A capital account shall be established and maintained for each Member. Each Member’s capital account shall initially be credited with the amount of his, her, or its Capital Contribution. Thereafter, the capital account of a Member shall be increased by the amount of any additional contributions of the Member and the amount of income or gain allocated to the Member and decreased by the amount of any distributions to the Member and the amount of loss or deduction allocated to the Member, including expenditures of the Company described in section 705(a)(2)(B) of the Code. Unless otherwise specifically provided herein, the capital accounts of the Members shall be adjusted and maintained in accordance with Code section 704 and the regulations thereunder.

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4. ARTICLE FOUR: DISTRIBUTIONS AND ALLOCATIONS

4.1. Definitions.

4.1.1. “Capital Transaction” means any sale, refinancing, or other transaction customarily considered as capital in nature with respect to the Property.

4.1.2. “Net Capital Proceeds” means the proceeds from a Capital Transaction (including proceeds from condemnation or insurance from damage or destruction to the extent not reinvested, other than business interruption or rental loss insurance proceeds) minus (i) the expenses the Company incurs with respect to the Capital Transaction, (ii) any repayments of debt made in connection with the Capital Transaction, (iii) brokerage commissions, (iv) other costs customarily taken into account in calculating net proceeds, and (v) amounts added to Reserve Accounts.

4.1.3. “Operating Cash Flow” means cash flow from the ordinary rental operations of the Property (not from Capital Transactions), as determined in the sole discretion of the Manager, taking into account all revenue and all expenses of the Company and any additions to or withdrawals from Reserve Accounts.

4.1.4. “Reserve Accounts” means accounts established and maintained by the Company to fund anticipated cash needs.

4.1.5. “Unreturned Investment” means, with respect to any Class A Member, the amount of such Class A Member’s Capital Contribution reduced by the aggregate amount of any distributions such Class A Member has received pursuant to section 4.2.2(a).

4.2. Distributions.

4.2.1. Distributions of Operating Cash Flow. Within thirty (30) days after the end of each calendar quarter or at such other times as the Manager shall determine, the Company shall distribute its Operating Cash Flow to the Class A Members in proportion to the number of Class A Shares owned by each.

4.2.2. Distributions of Net Capital Proceeds. Within thirty (30) days after a Capital Transaction or at such other times as the Manager shall determine, the Company shall distribute its Net Capital Proceeds:

(a) First, to all Class A Members in proportion to each Class A Member’s Unreturned Investment, until the Unreturned Investment of all Class A Members has been reduced to zero.

(b) Second, seventy percent (70%) to the Class A Members in proportion to the number of Class A Shares owned by each and thirty percent (30%) to holders of the Class B Shares.

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4.2.3. Distributions to Fund Tax Liability. In the event that the Company recognizes net gain or income for any taxable year, the Company shall, taking into account its financial condition and other commitments, make a good faith effort to distribute to each Member, no later than April 15th of the following year, an amount equal to the net gain or income allocated to such Member, multiplied by the highest marginal tax rate for individuals then in effect under section 1 of the Code plus the highest rate then in effect under applicable state law, if such amount has not already been distributed to such Member pursuant to this section 4.1. If any Member receives a smaller or larger distribution pursuant to this section than he would have received had the same aggregate amount been distributed pursuant to section 4.1, then subsequent distributions shall be adjusted accordingly.

4.2.4. Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Member shall, at the request of the Company, promptly reimburse the Company for the amount paid over.

4.2.5. Reinvestments. Notwithstanding section 4.1.2 and section 4.1.3, the terms “Net Capital Proceeds” and “Operating Cash Flow” does not include any amounts the Manager elects in reinvest in the Property.

4.2.6. Other Classes of Interest. If, pursuant to section 3.1, the Manager creates additional classes of limited liability company interest in the future, the holders of such additional classes shall have such rights to distributions as are set forth when such additional classes are created, notwithstanding sections 4.2.1 and 4.2.2.

4.2.7. Manner of Distribution. All distributions to the Members will be made as Automated Clearing House (ACH) deposits or wire transfers into an account designated by each Member. If a Member does not authorize the Company to make such ACH distributions or wire transfers into a designated Member account, distributions to such Member will be made by check and mailed to such Member after deduction by the Company from each check of a Fifty Dollar ($50) processing fee.

4.2.8. Other Rules Governing Distributions. No distribution prohibited by 6 Del. C. §18-607 or not specifically authorized under this Agreement shall be made by the Company to any Member in his or its capacity as a Member. A Member who receives a distribution prohibited by 6 Del. C. §18-607 shall be liable as provided therein.

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4.3. Allocations of Profits and Losses.

4.3.1. General Rule: Allocations Follow Cash. The Company shall seek to allocate its income, gains, losses, deductions, and expenses (“Tax Items”) in a manner so that (i) such allocations have “substantial economic effect” as defined in section 704(b) of the Code and the regulations issued thereunder (the “Regulations”) and otherwise comply with applicable tax laws; (ii) each Member is allocated income equal to the sum of (A) the losses he or it is allocated, and (B) the cash profits he or it receives; and (iii) after taking into account the allocations for each year as well as such factors as the value of the Company’s assets, the allocations likely to be made to each Member in the future, and the distributions each Member is likely to receive, the balance of each Member’s capital account at the time of the liquidation of the Company will be equal to the amount such Member is entitled to receive pursuant to this Agreement. That is, the allocation of the Company’s Tax Items, should, to the extent reasonably possible, follow the actual and anticipated distributions of cash, in the discretion of the Manager. In making allocations the Manager shall use reasonable efforts to comply with applicable tax laws, including without limitation through incorporation of a “qualified income offset,” a “gross income allocation,” and a “minimum gain chargeback,” as such terms or concepts are specified in the Regulations. The Manager shall be conclusively deemed to have used reasonable effort if it has sought and obtained advice from counsel.

4.3.2. Losses and Income Attributable to Member Loans. In the event the Company recognizes a loss attributable to loans from Members, then such loss, as well as any income recognized by the Company as a result of the repayment of such loan (including debt forgiveness income), shall be allocated to the Member(s) making such loan.

4.3.3. Allocations Relating to Taxable Issuance of Interest. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an interest in the Company by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

4.3.4. Section 754 Election. The Company may, but shall not be required to, make an election under section 754 of the Code at the request of any Member. The Company may condition its consent to make such an election on the agreement of the requesting Member to pay directly or reimburse the Company for any costs incurred in connection with such election or the calculations required as a result of such an election.

4.3.5. Pre-distribution Adjustment. In the event property of the Company is distributed to one or more the Members in kind, there shall be allocated to the Members the amount of income, gain or loss which the Company would have recognized had such property been sold for its fair market value on the date of the distribution, to the extent such income, gain or loss has not previously been allocated among the Members. The allocation described in this section is referred to as the “Pre-Distribution Adjustment.”

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5. ARTICLE FIVE: MANAGEMENT

5.1. Management by Manager.

5.1.1. In General. The business and affairs of the Company shall be directed, managed, and controlled by MGM as the “manager” within the meaning of 6 Del. C. §18-101(12). In that capacity MGM is referred to in this Agreement as the “Manager.”

5.1.2. Powers of Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

5.1.3. Examples of Manager’s Authority. Without limiting the grant of authority set forth in section 5.1.2, the Manager shall have the power to (i) determine and adjust the price of Class A Shares from time to time; (ii) issue Class A Shares to any person for such consideration as the Manager maybe determine in its sole discretion, and admit such persons to the Company as Class A Members; (iii) make all decisions concerning the Property; (iv) engage the services of third parties to perform services; (v) enter into joint ventures, leases and any other contracts of any kind; (vi) incur indebtedness, whether to banks or other lenders; (vii) determine the amount and the timing of distributions; (ix) determine the information to be provided to the Members; (x) grant mortgage, liens, and other encumbrances on the assets of the Company and the Property; (xi) make all elections under the Code and State and local tax laws; (xii) file and settle lawsuits; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; (xv) sell all or any portion of the assets of the Company or the Property; and (xvi) dissolve the Company.

5.1.4. Reliance by Third Parties. Anyone dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. No Member shall assert, vis-à-vis a third party, that such third party should not have relied on the apparent authority of the Manager or any officer authorized by the Manager to act on behalf of and in the name of the Company, nor shall anyone dealing with the Manager or any of its officers or representatives be obligated to investigate the authority of such person in a given instance.

5.2. Standard of Care. The Manager shall conduct the Company’s business using its business judgment.

5.3. Time Commitment. The Manager shall devote such time to the business and affairs of the Company as the Manager may determine in its sole and absolute discretion.

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5.4. Officers. The Manager may, from time to time, designate officers of the Company, with such titles, responsibilities, compensation, and terms of office as the Manager may designate. Any officer may be removed by the Manager with or without cause. The appointment of an officer shall not in itself create contract rights.

5.5. Formation Expenses. The Company shall reimburse the Manager for the cost of forming the Company and offering Class A Shares to investors, including legal and accounting expenses.

5.6. Compensation of Manager and Affiliates.

5.6.1. [Asset Management Fee. The Manager shall be entitled to an annual asset management fee equal to 1% of the aggregate Capital Contributions of the Class A Members, paid monthly.]

5.6.2. Other Compensation. The Manager and its affiliates may be engaged to perform other services on behalf of the Company and shall be entitled to receive compensation for such services provided that such compensation is (i) fair to the Company, (ii) consistent with the compensation that would be paid between unrelated parties, and (iii) promptly disclosed to all of the Members.

5.7. Restrictions on Members. Except as expressly provided otherwise in this Agreement, Members who are not also the Manager shall not be entitled to participate in the management or control of the Company, nor shall any such Member hold himself out as having such authority. Unless authorized to do so by the Manager, no attorney in fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager in writing to act as an agent of the Company in accordance with the previous sentence.

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6. ARTICLE SIX: OTHER BUSINESSES; INDEMNIFICATION; CONFIDENTIALITY

6.1. Other Businesses. Each Member and Manager may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its members, or otherwise. Without limiting the preceding sentence, the Members acknowledge that the Manager and/or its affiliates intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same assets class(es) as the Company, some of which could be competitive with the Company. No Member shall have any claim against the Manager or its affiliates on account of such other entities or businesses.

6.2. Exculpation and Indemnification

6.2.1. Exculpation.

(a) Covered Persons. As used in this section 6.2, the term “Covered Person” means (i) the Manager and its affiliates, (ii) the members, managers, officers, employees, and agents of the Manager and its affiliates, and (iii) the officers, employees, and agents of the Company, each acting within the scope of his, her, or its authority.

(b) Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person, including actions taken or omitted to be taken under this Agreement, in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in the Act.

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6.2.2. Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

6.2.3. Indemnification.

(a) Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company, including pursuant to the Management Agreement; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

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(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 6.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 6.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this section 6.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 6.2.3 shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 6.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 6.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

(f) Savings Clause. If this section 6.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 6.2.3 to the fullest extent permitted by any applicable portion of this section 6.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

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6.2.4. Amendment. The provisions of this section 6.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.2.5. Survival. The provisions of this section 6.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

6.3. Confidentiality.

6.3.1. Confidential Information Defined. The term “Confidential Information” means all confidential or proprietary information of the Company, including non-public information about the Litigants and the Litigation, financial information, the names of investors and attorneys, and any other information marked as confidential or that a reasonable person would recognize as confidential or proprietary, as well as any summaries, descriptions, or analyses of the foregoing.

6.3.2. Excluded Information. Confidential Information does not include information (i) generally known to the public, (ii) that a Member can demonstrate was developed independently by such Member, or (iii) already in the public domain other than as a result of a violation of a confidentiality obligation.

6.3.3. Keep Information Confidential. Each Member shall keep all Confidential Information in the strictest confidence and will not reveal any of such Confidential Information to any person except such employees and contractors of the Company who need to have access to such Confidential Information in the performance of their services.

6.3.4. Exception. Section 6.3.1 shall not apply to any Confidential Information that a Member is compelled to disclose by legal process; provided, however, that before disclosure the Member shall give no less than ten (10) days written notice to the Company so that it may seek an appropriate protective order.

6.3.5. Use of Information. No Member will use any Confidential Information except for the benefit of the Company.

6.3.6. Standard of Care. Each Member shall use reasonable care to maintain the confidentiality of Confidential Information, but no less care that such Member uses to protect his or her own Confidential Information.

6.3.7. Notice of Disclosure. A Member shall (i) notify the Company promptly if the Member becomes aware that Confidential Information has been wrongfully disclosed, and (ii) cooperate with the Company in taking steps to investigate and mitigate the disclosure.

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6.3.8. Return of Information. At any time upon the request of the Company, a Member will return all Confidential Information to the Company, without retaining any copy thereof or any notes relating thereto.

6.3.9. Equitable Remedies. The parties acknowledge that money damages would not adequately compensate the Company for an actual or threatened violation of this section 6.3. Accordingly, the Company shall be entitled to equitable relief, including the granting of an injunction, in the event of any such actual or threatened violation. Such equitable relief shall be in addition to other remedies, including but not limited to money damages.

7. ARTICLE SEVEN: BANK ACCOUNTS; BOOKS OF ACCOUNT

7.1. Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Manager. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Manager may designate. Funds in any such account shall not be commingled with the funds of any Member.

7.2. Books and Records of Account. The Company shall keep at its principal office books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

7.3. Financial Statements and Reports. Within a reasonable period after the close of each fiscal quarter, the Company shall furnish to each Member with respect to such fiscal quarter (i) a statement showing in reasonable detail the computation of the amount distributed under section 4.1, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Member the same information, but for the entire fiscal year, as well as such information as may be required for each Member to file his, her, or its tax returns. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

7.4. Right of Inspection.

7.4.1. In General. If a Member wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Member shall notify the Manager, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Manager shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

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7.4.2. Bona Fide Purpose. The Manager shall not be required to respond to a request for information or to inspect the books and records of the Company if the Manager believes such request is made to harass the Company or the Manager, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

7.4.3. Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Manager.

7.4.4. Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(a) No Member shall have a right to a list of the Class A Members or any information regarding the Class A Members.

(b) Before providing additional information or allowing a Member to inspect the Company’s records, the Manager may require such Member to execute a confidentiality agreement satisfactory to the Manager.

(c) No Member shall have the right to any trade secrets of the Company or any other information the Manager deems highly sensitive and confidential.

(d) No Member may review the books and records of the Company more than once during any twelve (12) month period.

(e) Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(f) A representative of the Company may be present at any inspection of the Company’s books and records.

(g) If more than one Member has asked to review the Company’s books and records, the Manager may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requesting Members.

(h) The Manager may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

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7.5. Tax Matters.

7.5.1. Designation. The Manager shall be designated as the “company representative” (the “Company Representative”) as provided in Code section 6223(a). Any expenses incurred by the Company Representative in carrying out its responsibilities and duties under this Agreement shall be an expense of the Company for which the Company Representative shall be reimbursed.

7.5.2. Tax Examinations and Audits. The Company Representative is authorized to represent the Company in connection with all examinations of the affairs of the Company by any taxing authority, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Each Member agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of examinations by taxing authorities and any resulting proceedings. Each Member agrees that any action taken by the Company Representative in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company. The Company Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

7.5.3. BBA Elections and Procedures. In the event of an audit of the Company that is subject to the Company audit procedures enacted under Code sections 6225, et seq, (the “Audit Procedures”), the Company Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Company, including any election under Code section 6226. If an election under Code section 6226(a) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final Company adjustment, and each Member shall take such adjustment into account as required under Code section 6226(b).

7.5.4. Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

7.5.5. Tax Returns. The Manager shall cause to be prepared and timely filed all tax returns required to be filed by or for the Company.

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8. ARTICLE EIGHT: TRANSFERS OF SHARES

8.1. Transfers by Class A Members.

8.1.1. In General. A Class A Member (a “Transferor”) may not sell, transfer, dispose of, or encumber (each, a “Transfer”) any of his, her, or its Class A Shares (the “Transferred Shares”), with or without consideration, except as set forth in this Article Eight. Any attempted sale, transfer, or encumbrance not permitted in this Article Eight shall be null and void and of no force or effect.

8.1.2. First Right of Refusal.

(a) In General. In the event a Class A Member (the “Selling Member”) receives an offer from a third party to acquire all or a portion of his, her, or its Class A Shares (the “Transfer Shares”), then he, she, or it shall notify the Manager, specifying the Class A Shares to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice the Manager shall notify the Selling Member whether the Manager or a person designated by the Manager elects to purchase the entire Transfer Shares on the terms set forth in the Sales Notice.

(b) Special Rules. The following rules shall apply for purposes of this section:

(1) If the Manager elects not to purchase the Transfer Shares or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling Member may proceed with the sale to the proposed purchaser, subject to section 8.1.1.

(2) If the Manager elects to purchase the Transfer Shares, it shall do so within thirty (30) days.

(3) If the Manager elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling Member and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Member and the purchaser shall be treated as a new offer and shall again be subject to this section.

(4) If the Manager elects to purchase the Transfer Shares in accordance with this section, such election shall have the same binding effect as the then-current agreement between the Selling Member and the proposed purchaser. Thus, for example, if the Selling Member and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the Manager shall have the effect of a non-binding letter of intent with the Selling Member. Conversely, if the Selling Member and the purchaser have entered into a binding definitive agreement, the election of the Manager shall have the effect of a binding definitive agreement. If the Selling Member and the Manager are deemed by this subsection to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.

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8.1.3. Application to Entities. In the case of a Class A Member that is a Special Purpose Entity, the restrictions set forth in section 8.1.1 and section 8.1.2 shall apply to indirect transfers of interests in the Company by transfers of interests in such entity (whether by transfer of an existing interest or the issuance of new interests), as well as to direct transfers. A “Special Purpose Entity” means (i) an entity formed or availed of principally for the purpose of acquiring or holding an interest in the Company, and (ii) any entity if the purchase price of its interest in the Company represents at least seventy percent (70%) of its capital.

8.1.4. Exempt Transfers. The following transactions shall be exempt from the provisions of section 8.1.1 and section 8.1.2:

(a) A transfer to or for the benefit of any spouse, child or grandchild of a Transferor who is an individual, or to a trust for their exclusive benefit;

(b) Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; and

(c) The sale of all or substantially all of the interests of the Company (including pursuant to a merger or consolidation) to a third party;

provided, however, that in the case of a transfer pursuant to section 8.1.4(a) (i) the Transferred Shares shall remain subject to this Agreement, (ii) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (iii) the Transferred Shares shall not thereafter be transferred further in reliance on section 8.1.4(a).

8.1.5. Rights of Assignee. Until and unless a person who is a transferee of Class A Shares is admitted to the Company as a Class A Member pursuant to section 8.1.6 below, such transferee shall be entitled only to the allocations and distributions with respect to the Transferred Shares in accordance with this Agreement and, to the fullest extent permitted by applicable law, including but not limited to 6 Del. C. §18-702(b), shall not have any non-economic rights of a Member of the Company, including, without limitation, the right to require any information on account of the Company’s business, inspect the Company’s books, or vote on Company matters.

8.1.6. Conditions of Transfer. A transferee of Transferred Shares pursuant to section 8.1 shall have the right to become a Class A Member pursuant to 6 Del. C. §18-704 if and only if all of the following conditions are satisfied:

(a) The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions;

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(b) A fully executed and acknowledged written transfer agreement between the Transferor and the transferee has been filed with the Company;

(c) All costs and expenses incurred by the Company in connection with the transfer are paid by the transferor to the Company, without regard to whether the proposed transfer is consummated; and

(d) The Manager determines, and such determination is confirmed by an opinion of counsel satisfactory to the Manager stating, that (i) the transfer does not violate the Securities Act of 1933 or any applicable state securities laws, (ii) the transfer will not require the Company or the Manager to register as an investment company under the Investment Company Act of 1940, (iii) the transfer will not require the Manager or any affiliate that is not registered under the Investment Advisers Act of 1940 to register as an investment adviser, (iv) the transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute “plan assets” under ERISA, (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the Manager would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (v) the transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the Manager.

8.1.7. Admission of Transferee. Any permitted transferee of Class A Shares shall be admitted to the Company as a Member on the date agreed by the transferor, the transferee, and the Manager.

8.2. Death, Disability, Etc. Upon the death, bankruptcy, disability, legal incapacity, legal dissolution, or any other voluntary or involuntary act of a Class A Member, neither the Company nor the Manager shall have the obligation to purchase the Class A Shares owned by such Class A Member, nor shall such Class A Member have the obligation to sell his, her, or its Class A Shares. Instead, the legal successor of such Class A Member shall become an assignee of the Class A Member pursuant to section 8.1.5, subject to all of the terms and conditions of this Agreement.

8.3. Incorporation. If the Manager determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Member shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Manager may reasonably determine are necessary or appropriate, consistent with the terms of this Agreement. In such event each Member shall receive stock in the newly-formed corporation equivalent to his, her, or its Shares.

8.4. Waiver of Appraisal Rights. Each Member hereby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

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8.5. Drag-Along Right.

8.5.1. In General. In the event the Manager approves a sale or other disposition of all of the issued and outstanding Shares of the Company or, alternatively, all of the issued and outstanding Class A Shares, then, upon notice of the sale or other disposition, each Member, or each Investor Member, shall execute such documents or instruments as may be requested by the Manager to effectuate such sale or other disposition and shall otherwise cooperate with the Manager.

8.5.2. Special Rules. The following rules shall apply to any sale or other disposition described in section 8.5.1:

(a) If the sale or other disposition is to the Manager or any person related to the Manager, the selling price shall not be less than the selling Members, or Investor Members, would receive if all of the assets of the Company were sold for their fair market value, the liabilities of the Company were satisfied, and the net proceeds were distributed among the Members in liquidation of the Company.

(b) Each Member, or Investor Member, shall represent that he, she, or it owns his, her, or its Shares free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and whether he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties.

(c) Each Member, or Investor Member, shall grant to the Manager a power of attorney to act on behalf of such Member or Investor Member in connection with such sale or other disposition.

(d) Each Member, or Investor Member, shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold, the liabilities of the Company satisfied, and the net proceeds distributed among the Members in liquidation of the Company.

8.5.3. Related Person Defined. For purposes of section 8.5.2(a), a person shall be treated as "related" to the Manager if such person bears a relationship to the Manager described in section 267(b) of the Code or in section 707(b) of the Code, determined by substituting the phrase "at least 10%" for the phrase "more than 50%" each place it appears in such sections.

8.6. Mandatory Redemptions.

8.6.1. Based on ERISA Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Class A Shares owned by a Member whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

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8.6.2. Based on Other Bona Fide Business Reasons. The Manager may, at any time, cause the Company to purchase all of the Class A Shares owned by a Member if the Manager determines that (i) such Member made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Member’s interest in the Company; (iii) the Manager believes that such Member’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Member has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Member is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

8.6.3. Purchase Price and Payment. In the case of any purchase of Shares described in this section 8.6 (i) the purchase price of the Shares shall be ninety percent (90%) of the amount the Member would receive with respect to such Shares if all of the assets of the Company were sold for their fair market value, all the liabilities of the Company were paid, and the net proceeds were distributed in accordance with section 4.1; and (ii) the purchase price shall be paid by wire transfer or other immediately-available funds at closing, which shall be held within sixty (60) days following written notice from the Manager.

8.7. Fair Market Value of Assets.

8.7.1. In General. For purposes of section 8.5 and section 8.6.3, the fair market value of the Company’s assets shall be as agreed by the Manager and the Member(s) whose Shares are being purchased. If they cannot agree, the fair market values shall be determined by a single qualified appraiser chosen by the mutual agreement of the Manager and the Member(s) in question. If they cannot agree on a single appraiser, then they shall each select a qualified appraiser to determine the fair market value. Within forty five (45) days, each such appraiser shall determine the fair market value, and if the two values so determined differ by less than ten percent (10%) then the arithmetic average of the two values shall conclusively be deemed to be the fair market value of the assets. If the two values differ by more than ten percent (10%), then the two appraisers shall be instructed to work together for a period of ten (10) days to reconcile their differences, and if they are able to reconcile their differences to within a variation of ten percent (10%), the arithmetical average shall conclusively be deemed to be the fair market value. If they are unable to so reconcile their differences, then the two appraisers shall, within ten (10) additional days, pick a third appraiser. The third appraiser shall, within an additional ten (10) days, review the appraisals performed by the original two, and select the one that he believes most closely reflects the fair market value of the Company’s assets, and that appraisal shall conclusively be deemed to be the fair market value.

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8.7.2. Special Rules.

(a) Designation of Representative. If the Shares of more than one Class A Member are being purchased, then all such Members shall select a single representative, voting on the basis of the number of Class A Shares owned by each, and such single representative (who may but need not be one of the Members in question) shall speak and act for all such Members.

8.7.3. Cost of Appraisals. The Company on one hand and the Class A Member(s) whose Shares are being purchased on the other hand shall each pay for the appraisal such party obtains pursuant to section 8.7.1. If a third appraiser is required, the parties shall share the cost equally.

8.8. Withdrawal. A Class A Member may withdraw from the Company by giving at least ninety (90) days’ notice to the Manager. The withdrawing Class A Member shall be entitled to no distributions or payments from Company on account of his, her, or its withdrawal, nor shall he, she, or it be indemnified against liabilities of Company or relieved of his, her, or its responsibility to contribute capital. For purposes of this section, a Class A Member who transfers a Class A Shares pursuant to (i) a transfer permitted under section 8.1, or (ii) an involuntary transfer by operation of law, shall not be treated as thereby withdrawing from Company.

9. ARTICLE NINE: DISSOLUTION AND LIQUIDATION

9.1. Dissolution. The Company shall be dissolved upon the first to occur of (i) the date twelve (12) months following the sale of all or substantially all the assets of the Company, (ii) the determination of the Manager to dissolve. The Members hereby waive the right to have the Company dissolved by judicial decree pursuant to 6 Del. C. §18-802.

9.2. Liquidation.

9.2.1. Generally. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Members pursuant to the provisions of this Article Nine. Upon such dissolution, the Manager shall have full authority to wind-up the affairs of the Company and to make final distribution as provided herein.

9.2.2. Distribution of Assets. After liquidation of the Company, the net proceeds of the liquidation of the Company’s assets shall be applied and distributed in accordance with Article Four.

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9.2.3. Distributions in Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Manager’ opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to the Members in kind but only after all cash and cash-equivalents have first been distributed and after the Pre-Distribution Adjustment.

9.2.4. Statement of Account. Each Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and the capital account of each Member immediately prior to any distribution in liquidation.

10. ARTICLE TEN: POWER OF ATTORNEY

10.1. In General. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Class A Member, with power and authority to act in the name and on behalf of each such Class A Member, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

10.1.1. This Agreement and any amendment of this Agreement authorized under section 11.1;

10.1.2. Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

10.1.3. Any instrument or document that may be required to affect the continuation of the Company, the admission of new Members, or the dissolution and termination of the Company; and

10.1.4. Any and all other instruments as the Manager may deem necessary or desirable to affect the purposes of this Agreement and carry out fully its provisions.

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10.2. Terms of Power of Attorney. The special and limited power of attorney of the Manager (i) is a special power of attorney coupled with the interest of the Manager in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Class A Member, and is limited to those matters herein set forth; (ii) may be exercised by the Manager by one or more of the officers of the Manager for each of the Class A Members by the signature of the Manager acting as attorney-in-fact for all of the Class A Members, together with a list of all Class A Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by a Class A Member of all or any portion of his, her or its Class A Shares except that, where the assignee of the Class A Shares owned by the Class A Member has been approved by the Manager for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

10.3. Notice to Class A Members. The Manager shall promptly furnish to each Class A Member a copy of any amendment to this Agreement executed by the Manager pursuant to a power of attorney from such Class A Member.

11. ARTICLE ELEVEN: AMENDMENTS

11.1. Amendments Not Requiring Consent. The Manager may amend this Agreement without the consent of any Member to effect:

11.1.1. The correction of typographical errors;

11.1.2. A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

11.1.3. The creation of additional classes of limited liability company interests pursuant to section 3.1;

11.1.4. The admission, substitution, withdrawal, or removal of Members in accordance with this Agreement;

11.1.5. An amendment that cures ambiguities or inconsistencies in this Agreement;

11.1.6. An amendment that adds to its own obligations or responsibilities;

11.1.7. A change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

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11.1.8. A change the Manager determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

11.1.9. A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;

11.1.10. A change the Manager determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

11.1.11. A change that the Manager determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

11.1.12. A change the Manager determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

11.1.13. An amendment that conforms to the Disclosure Document;

11.1.14. Any amendments expressly permitted in this Agreement to be made by the Manager acting alone;

11.1.15. Any amendment required by a lender, other than an amendment imposing personal liability on a Class A Member or requiring a Class A Member to make additional Capital Contribution; or

11.1.16. Any other amendment that does not have, and could not reasonably be expected to have, an adverse effect on the Class A Members.

11.2. Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Class A Members, other than amendments described in section 11.4, shall require the consent of the Manager and Class A Members holding a majority of the Class A Shares.

11.3. Amendments to Vary Distributions. The Manager may amend Article Four to increase the distributions to one or more Class A Members without the consent of any other Class A Member, provided that any such increase does not decrease the distributions to any other Class A Members. Any such amendment may be affected by a letter agreement between the Manager and the affected Class A Member(s).

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11.4. Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Manager and each affected Member:

11.4.1. An amendment deleting or modifying any of the amendments already listed in this section 11.4;

11.4.2. An amendment that would require any Class A Member to make additional Capital Contributions; and

11.4.3. An amendment that would impose personal liability on any Class A Member.

11.5. Procedure for Obtaining Consent. If the Manager proposes to make an amendment to this Agreement that requires the consent of Class A Members, the Manager shall notify each affected Class A Member (who may be all Class A Members, or only Class A Members holding a given class of Class A Shares) in writing, specifying the proposed amendment and the reason(s) why the Manager believe the amendment is in the best interest of the Company. At the written request of Class A Members holding at least Twenty Percent (20%) of the Class A Shares entitled to vote on the amendment, the Manager shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Manager proposes an amendment that is not approved by the Class A Members within ninety (90) days from proposal, the Manager shall not again propose that amendment for at least six (6) months.

12. ARTICLE TWELVE: MISCELLANEOUS

12.1. Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after being deposited with an overnight delivery service (unless the recipient demonstrates that the package was not delivered to the specified address), or (ii) on the date transmitted by electronic mail (unless the recipient demonstrates that such electronic mail was not received into the recipient’s Inbox), to the principal business address of the Company, if to the Company or the Manager, to the email address of A Class A Member provided by such Class A Member, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

12.2. Electronic Delivery. Each Member hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

12.3. Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such Member, and (iv) consents to service of process by notice sent by regular mail to the address on file with the Company and/or by any means authorized by Delaware law.

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12.4. Waiver of Jury Trial. EACH MEMBER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH MEMBER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.5. Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully executed original; and (ii) electronically, e.g., via DocuSign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

12.6. No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement with respect to Agent, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

12.7. Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

12.8. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

12.9. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

12.10. Execution by Class A Members. It is anticipated that this Agreement will be executed by Class A Members through the execution of a separate Investment Agreement.

12.11. Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

12.12. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MYSK ORLANDO GROWTH FUND LLC

By:	Mysk Orlando Growth Fund Manager LLC As Manager

By
Zafir Rashid, Manager

MYSK ORLANDO GROWTH FUND MANAGER LLC

By
Zafir Rashid, Manager

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